Guitar Center, Inc.
Computation of Ratio of Earnings to Fixed Charges
(Dollars in thousands)
(unaudited)



EXHIBIT 12.1





                                                                                    Year Ended December 31,

                                                           2000       1999       1998       1997        1996
                                                          ---------------------------------------------------
Income (loss) before income taxes and extraordinary       35,758     18,959    $13,258    $20,393    $(66,879)
 Add:  Interest expense                                   12,466     11,235     10,844      9,892      12,557
       Portion of rents representative of
         interest factor                                   5,196      3,916      2,632      1,605       1,054
                                                          ---------------------------------------------------

       Earnings (loss) as adjusted                        53,420     34,110     26,734     31,890     (53,268)

 Fixed charges:
       Interest expense                                   12,466     11,235     10,844      9,892      12,557
       Portion of rents representative of
         interest factor                                   5,196      3,916      2,632      1,605       1,054
                                                          ---------------------------------------------------
       Total fixed charges                                17,662     15,151     13,476     11,497      13,611

 Ratio of earnings fixed charges                             3.0        2.3        2.0        2.8        -3.9
                                                          ===================================================


 (a) The ratio of earnings to fixed charges has been computed based upon earnings (loss) before provision for income taxes and fixed charges. Fixed charges consist of interest expense and one third of rental expense (the proportion deemed representative of the interest factor).

 (b) Earnings (loss) before income taxes and fixed charges were insufficient to cover fixed charges by $66.9 million for the year ended December
      31, 1996.